Exhibit 5.1

[LETTERHEAD OF GOODWIN PROCTER LLP]

October 12, 2012

DCT Industrial Trust Inc.

Suite 800

518 17th Street

Denver, Colorado 80202

Re:	Securities Being Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion letter is furnished to you in our capacity as counsel for DCT Industrial Trust Inc., a Maryland corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-165623) (as amended or supplemented, the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and the Prospectus Supplement, dated October 12, 2012 (the “Prospectus Supplement”), filed by the Company with the Commission pursuant to Rule 424(b) under the Securities Act relating to the offering of 1,002,186 shares (the “Shares”) of the Company’s Common Stock, $0.01 par value per share. The Shares may be issued from time to time by the Company to the extent that certain holders of 1,002,186 units of limited partnership interest (the “Common Units”) in DCT Industrial Operating Partnership LP, a Delaware limited partnership (the “Operating Partnership”), in accordance with the terms of the Operating Partnership’s Amended and Restated Limited Partnership Agreement, as amended (the “Partnership Agreement”), tender the Common Units to the Operating Partnership for redemption and the Company exercises its contractual right to acquire such tendered Common Units in exchange for the Shares.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Maryland General Corporation Law (which includes reported judicial decisions interpreting the Maryland General Corporation Law).

For purposes of the opinion set forth below, we have assumed that a sufficient number of authorized but unissued shares of the Company’s Common Stock will be available for issuance when the Shares are issued.

Based on the foregoing, we are of the opinion that, when and to the extent issued in exchange for the Common Units as provided in the Partnership Agreement, the Shares will be validly issued, fully paid and non-assessable.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the Shares (the “Current Report”), which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Current Report and the said incorporation by reference and to the use of the name of our firm therein. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP